Exhibit (23a)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Met-Pro Corporation on Form S-8 Nos. 333-155981, 333-125664, 333-68220 and 333-44471 of our report dated March 15, 2010 with respect to our audit of the consolidated financial statements and related consolidated financial statement schedule of Met-Pro Corporation as of January 31, 2010 and for the year then ended and our report dated March 15, 2010 with respect to our audit of the effectiveness of internal control over financial reporting of Met-Pro Corporation as of January 31, 2010, which reports are included in this Annual Report on Form 10-K of Met-Pro Corporation for the year ended January 31, 2010.

/s/ Marcum LLP

Bala Cynwyd, Pennsylvania
March 15, 2010